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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934


                       Commission File Number: 333-63787

                              VERIZON AVENUE CORP.
             (Exact name of registrant as specified in its charter)

                         OnePoint Communications Corp.
                          (Former name of registrant)

                                Two Conway Park
                           150 Field Drive, Suite 300
                          Lake Forest, Illinois 60045
                                 (847) 582-8800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    14-1/2% Senior Notes due 2008, Series B
            (Title of each class of securities covered by this Form)

                                      None
(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     [_]          Rule 12h-3(b)(1)(ii)    [_]
       Rule 12g-4(a)(1)(ii)    [_]          Rule 12h-3(b)(2)(i)     [_]
       Rule 12g-4(a)(2)(i)     [_]          Rule 12h-3(b)(2)(ii)    [_]
       Rule 12g-4(a)(2)(ii)    [_]          Rule 15d-6              [X]
       Rule 12h-3(b)(1)(i)     [_]

Approximate number of holders of record as of the certification or notice date:
One.
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Pursuant to the requirements of the Securities Exchange Act of 1934, Verizon
Avenue Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              VERIZON AVENUE CORP.


DATE: January 8, 2001         BY: ____________________________________
                                  Name:  John D. Stavig
                                  Title: Chief Financial Officer


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